UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

The ExOne Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT LETTER FROM THE CHAIRMAN AND CEO KENT ROCKWELL REGARDING OUR INDEPENDENT DIRECTORS AND COMMITTEES

Last year, Institutional Shareholder Services (“ISS”) recommended that stockholders withhold votes in favor of members of our Audit Committee because our Company has failed to remediate material weaknesses in internal controls over financial reporting.

Before you vote this year, I hope you will consider ExOne’s history, the tremendous depth and quality of the members of our Audit Committee and their commitment to overseeing ExOne’s remediation of these material weaknesses.

We identified these material weaknesses as part of our initial public offering (“IPO”) process. Having weaknesses in internal controls over financial reporting means that ExOne has to work harder and take extra steps and precautions to make sure that our financial statements are correct. As discussed in more detail herein, the main improvements needed to correct these material weaknesses are people with the right talents, and processes, including automation of previously manual procedures and controls. In addition, to enable these improvements we identified an enterprise resource planning (“ERP”) solution, the implementation of which is a time consuming and significant process.

We take these material weaknesses very seriously. Following the closing of the IPO, we developed and put into place a comprehensive plan to remediate the underlying causes of the identified material weaknesses. Although these weaknesses still exist, implementation of the remediation plan is very well underway and we have taken many interim measures to shore up our controls. We believe these efforts, collectively, give ExOne the opportunity to remediate the material weaknesses in internal controls when ExOne reports its results for the 2015 fiscal year.

Our independent directors, including our Audit Committee members, are highly qualified, committed individuals who deserve to be re-elected. ExOne’s material weaknesses pre-dated their membership on the Board. In fact, the members accepted their roles on the Audit Committee knowing that one of their primary tasks was to oversee management’s remediation of these weaknesses. I have never seen a more vigilant or committed group leading a company through a complex project like this.

As Chairman and Chief Executive Officer and also as ExOne’s largest stockholder, I hope you will follow my recommendation to vote in favor for the re-election of our Board and these important members of our Board.

Sincerely,

S. KENT ROCKWELL

Chairman and Chief Executive Officer

LETTER TO STOCKHOLDERS FROM OUR LEAD DIRECTOR

As the Lead Director, my role is to work closely with Chairman and CEO Kent Rockwell to provide strong leadership to the Board and the Company. I welcome this opportunity to communicate with you as ExOne stockholders.

ExOne is working hard to achieve long-term, sustainable operating and financial performance. We are striving to create value through the right business strategies, effective corporate governance and executive compensation programs and well-functioning talent and succession planning. The Board oversees these efforts and wants to set the right tone at the top. We are committed to creating a culture that promotes and values performance, integrity, ethics and a long-term view aligned with the interests of our stockholders.

Performance and Strategy

In 2014, ExOne made important progress but fell short of its goals. The Company achieved $43.9 million in revenues driven by 45% growth in global non-machine revenue. It is the Board’s responsibility to ensure that management addresses performance and strategy, and, in response, the Board formed a Strategic Oversight Committee to oversee ExOne’s strategies.

Corporate Governance

Our Board is committed to establishing and maintaining corporate governance policies and practices that are appropriate for a company like ExOne. Our implemented measures include:

• Annual election of directors	• Clawback policy for restatement of financial statements

• Majority voting standard for non-contested election of directors	• Succession and executive talent planning at the Board level

• Supermajority of independent directors on Board (5 out of 7 independent directors after 2015 annual meeting)	• Strong ethics policy, whistleblower policy and international policies on import and export matters

• 100% independent members on Audit, Compensation and Nominating and Corporate Governance Committees	• Board compensation appropriate in form and amount appropriate for our size and state of development

• Independent Lead Director	• Annual Board self-evaluation process

• Stock retention policy for directors and executive officers

In 2015, we will continue to consider corporate governance measures that are right for our Company and stockholders.

Executive Compensation

ExOne’s compensation is performance driven. In 2013 we adopted an equity incentive compensation plan. However, the Compensation Committee did not formalize an incentive based program for executives for 2014 for two reasons. First, we are a small emerging growth company. More importantly, four out of five members of our executive team already have significant ownership in the Company having invested their own money in ExOne before or in connection with our initial public offering (“IPO”). In fact, Chairman and Chief Executive Officer Kent Rockwell is ExOne’s largest beneficial owner. We believe that this ownership provides a strong foundation of alignment between ExOne stockholders and our management team.

In addressing compensation decisions for 2014, the Compensation Committee weighed ExOne’s 2014 performance. Our Chief Executive Officer received minimal compensation above his base salary. In December 2014, our President and Chief Operating Officer stepped down from that role to another position within the Company. No executive received a discretionary cash bonus for 2014, although several executives received an equity grant with three-year vesting to reward individual performance and also to maintain long-term stockholder focus. The Board also adopted a stock retention policy in early 2015 that applies to equity awards made to directors and executive officers to further align the interests of stockholders and ExOne directors and executives.

Addressing the material weaknesses in our internal controls

As part of the 2013 IPO process, ExOne identified material weaknesses in its internal controls over financial reporting. Remediation of these weaknesses is a top priority for our Audit Committee, Board and management. However, this is a complex project that takes time to complete correctly. Our Audit Committee, which is composed of highly qualified, independent individuals, oversees this project. Since the IPO, our Audit Committee has met 15 times with remediation of material weaknesses in internal controls over financial reporting as a standing agenda item in 2014.

With the oversight of the Audit Committee, ExOne identified and engaged a consultant to assess alternative systems and choose an enterprise resource planning (“ERP”) system provider. In February 2014 ExOne engaged proALPHA, an ERP system provider based in Germany. Since then ExOne has been implementing an ERP system with proALPHA’s help. The first phase of the implementation went live on January 5, 2015 and included certain modules of the ERP system implemented in our European operations. ExOne has also been working to redesign processes to improve controls over financial reporting and to implement other information technology improvements at the same time that the ERP system is being implemented.

Since the IPO, ExOne has also added substantial accounting and financial reporting talent by hiring a Chief Accounting Officer, a new Chief Financial Officer, a Director of Internal Audit and Controls, a Director of Information Systems and Reporting, a Senior Accountant in the United States and a Senior Accountant in Germany.

These ongoing efforts, collectively, give ExOne the opportunity to remediate the material weaknesses in internal controls when ExOne reports its results for the 2015 fiscal year.

Our Board

Our Board continues to evolve and is comprised of a group of highly capable and diverse directors who are well-equipped to oversee the success of ExOne’s business and effectively represent your interests as stockholders. I encourage you to review the qualifications, skills and experience that we have identified as important attributes for our directors in the Proxy Statement.

Please review the information in the Proxy Statement and in ExOne’s 2014 Annual Report for more information on ExOne. I hope that you will continue to share your thoughts or concerns with the Board on any topic. Communications can be addressed to The Board of Directors, c/o Chief Legal Officer and Corporate Secretary, The ExOne Company, 127 Industry Boulevard, North Huntingdon, PA 15642.

We value your input, your investment and your support. Thank you.

Sincerely,

LLOYD A. SEMPLE

Lead Director

The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 4, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of The ExOne Company (“ExOne”). The meeting will be held on May 4, 2015 at 10:00 a.m., Eastern Daylight Time, at the Westin Convention Center Pittsburgh, located at 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. At the meeting, holders of ExOne’s issued and outstanding common stock (NASDAQ: XONE) will act upon the following matters:

(1) Election of seven (7) nominees to the Board of Directors identified in the accompanying Proxy Statement, each for a term that expires in 2016;

(2) Ratification of the appointment of Baker Tilly Virchow Krause, LLP as ExOne’s independent registered public accounting firm for the year ending December 31, 2015; and

(3) Any other matters that properly come before the meeting.

Details regarding the business to be conducted at the Annual Meeting are described in the Proxy Statement accompanying this Notice.

The record date for the 2015 Annual Meeting is March 6, 2015. Only stockholders of record at the close of business on that date are entitled to receive notice of, to attend and to vote at the Annual Meeting and any postponements or adjournments thereof.

If you wish to attend the meeting to vote in person and need directions, please contact the office of the Chief Legal Officer and Corporate Secretary at (724) 863-9663. To ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible. If you are a registered holder, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you hold your shares through a broker or bank, you will receive voting instructions from your broker or bank. Please follow the instructions that you receive to vote your shares.

By Order of the Board of Directors,
JOELLEN LYONS DILLON Executive Vice President, Chief Legal Officer and Corporate Secretary March 26, 2015

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

STOCKHOLDERS MEETING TO BE HELD ON MAY 4, 2015: OUR 2015 PROXY STATEMENT, 2014

ANNUAL REPORT AND FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/.

PROXY SUMMARY

Meeting Information

Date:	May 4, 2015

Time:	10:00 a.m. Eastern Daylight Time

Place:	Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222

Proposals:	(1) Election of seven nominees to the Board of Directors

(2) Ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2015

How to Vote

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on Friday, March 6, 2015. To make sure that your shares are represented at the meeting, please cast your vote as soon as possible.

If you hold your shares through a broker or bank, you will receive voting instructions from your broker or bank. Please follow the instructions that you receive to vote your shares.

If you are a registered holder, please complete and sign the enclosed proxy card and return it to American Stock Transfer by following the instructions on the card.

Online Access to Proxy Materials

The Proxy Statement, form of proxy card and 2014 Annual Report are available at: HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/.

Election of Directors

This year, we are recommending the election of seven nominees to the Board of Directors:

Name	Age	Independent	Position with ExOne
S. Kent Rockwell	70	No	Chairman and Chief Executive Officer
John Irvin	60	No	Special Advisor to the Chairman
Raymond J. Kilmer	49	Yes	Chair of Strategic Review Committee
Victor Sellier	65	Yes	Chair of Audit Committee
Lloyd A. Semple	75	Yes	Lead Director and Chair of Nominating and Corporate Governance Committee
William F. Strome	60	Yes	Nominee for first term
Bonnie K. Wachtel	59	Yes	Chair of Compensation Committee

With the election of Mr. Strome, together with the six incumbent directors, we will have five out of seven independent directors.

Compensation Highlights

ExOne’s executive compensation is performance driven.

While the Compensation Committee did not formalize an incentive based program for executives in 2014, it carefully considered the Company’s performance in 2014 when making compensation decisions.

In light of 2014 performance short of the Company’s goals, ExOne’s Chief Executive Officer received minimal compensation above his base salary. In addition, the President and Chief Operating Officer stepped down in December 2014 from that role to another position within the Company. No executive received a discretionary cash bonus for 2014. The Committee did, however, approve in 2014 equity grants to several executives with three-year vesting to reward individual performance while also encouraging and maintaining long-term stockholder focus.

The Compensation Committee and full Board have taken several actions for 2015:

•	Approved an incentive award to the executive team that ties payment to the achievement of budgeted revenue and gross margins.

•	Adopted a stock retention policy in early 2015 that applies to equity awards made to directors and executive officers to further align the interests of stockholders and ExOne directors and executives.

•	Identified an independent compensation consultant that it may engage to help structure and implement a comprehensive executive compensation program tailored for the Company.

•

Approved a clawback policy that permits the Board to recover all or any portion of any “Performance-Based Compensation” to any executive officer within the three (3) year period immediately preceding the date on which ExOne is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement.

The Compensation Committee is also considering the design and implementation of a long-term incentive plan to reward performance over multiple year periods with the goal of having a plan in place for 2016 compensation.

Audit Committee and Remediation of Weaknesses in Internal Controls Over Financial Reporting

In connection with our initial public offering, ExOne concluded that there are material weaknesses in the design and operating effectiveness of ExOne’s internal control over financial reporting. A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

ExOne’s material weaknesses in internal control over financial reporting are:

•

The design and operating effectiveness of internal controls related to our financial reporting process are not sufficient to allow for accurate and timely reporting of our consolidated financial results. We do not maintain adequate control with respect to the application of accounting principles generally accepted in the United States of America (“GAAP”). This is principally due to a lack of personnel with adequate knowledge and experience in GAAP. As a result, we record certain manual, post-close adjustments in order to prepare our consolidated financial statements.

•

The design and operating effectiveness of internal controls related to our information technology systems is not sufficient to allow for accurate and timely reporting of our consolidated financial results. Each of our primary locations (United States, Germany, Italy and Japan) utilizes separate and distinct information technology platforms to record, process and summarize transactions. As a result, our process to consolidate and report financial information is substantially a manual process and inherently subject to error.

•

The design and operating effectiveness of internal controls related to our consolidation process and management’s review of our consolidated financial results do not operate at a level of precision sufficient to allow for accurate and timely reporting of our consolidated financial results. Our consolidation process is substantially a manual process and inherently subject to error. Further, because of internal control weaknesses identified with respect to our financial reporting process and information technology systems, management is unable to complete an adequate review of either subsidiary or consolidated financial results at a sufficient level of precision to prevent or detect misstatements. As a result, we record certain manual, post-close adjustments in order to prepare our consolidated financial statements.

With the oversight of senior management and our Audit Committee, we have put into place a comprehensive plan to remediate the underlying causes of the identified material weaknesses. Our plan throughout 2014 and into 2015 is to continue to take additional steps and implement measures to remediate the underlying causes of the identified material weaknesses including:

(i)	Enhancing our global accounting and reporting process (including our global consolidation of financial information) by redesigning and strengthening the operating effectiveness of internal controls over financial reporting. This includes a detailed review of our existing processes by our Director of Internal Audit and Controls (hired in June 2014), improvements to the design of our internal controls (including conversion of historically manual control activities to automated control activities), updating documentation related to our business process flows, internal testing of operating effectiveness of our controls and remediation activities, as necessary.

(ii)	Evaluating our information technology systems to further integrate existing systems or invest in improvements to our technology sufficient to generate accurate and timely financial information. This includes our ongoing process to enhance our global ERP systems with the goal of a simple, common and global platform for processing, recording and analyzing financial and operational data.

(iii)	Continuing to add financial personnel with adequate knowledge and experience in GAAP. During 2014, we added several personnel with extensive GAAP experience and redesigned our reporting structure and responsibilities to enhance the review of financial information for both internal financial analysis and external financial reporting. We expect to continue this process in 2015.

These ongoing efforts, collectively, give ExOne the opportunity to remediate the material weaknesses in internal controls when ExOne reports its results for the 2015 fiscal year.

Corporate Governance Highlights

Our Board is committed to establishing and maintaining corporate governance policies and practices that are appropriate for a company like ExOne. Highlights of our implemented measures include:

•	Strong independent Lead Director;

•	Annual election of directors;

•	Majority voting standard for non-contested election of directors;

•	Supermajority of independent directors on the Board (5 out of 7 independent directors upon election at 2015 Annual Meeting);

•	100% independent members on Audit, Compensation and Nominating and Corporate Governance Committees;

•	Stock retention policy for directors and executive officers;

•	Clawback policy for restatement of financial statements;

•	Succession and executive talent planning at the Board level;

•	Strong ethics policy, whistleblower policy and international policies on import and export matters;

•	Board compensation appropriate in form and amount appropriate for our size and state of development; and

•	Annual Board self-evaluation process.

Strategic Oversight Highlights

The Board is committed to overseeing ExOne’s strategy. In December 2014, the Board formed a Strategic Review Committee, which is focused on reviewing and overseeing the implementation of ExOne’s growth and business strategies. As further detailed in our 2014 Annual Report, the principal elements of our growth and business strategy include:

•	Expanding the network of production service centers;

•	Qualifying new industrial materials printable in our systems;

•	Increasing the efficiency of our machines to expand the addressable market;

•	Focusing on customer training and education to promote awareness;

•	Achieving revenue balance and diversification;

•	Advancing pre-print design and post-print processing capabilities to accelerate the growth of our 3D printing technology; and

•	Pursuing growth opportunities through acquisitions, alliances and/or strategic investments.

i

The ExOne Company

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 4, 2015 at 10:00 a.m., Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

The Board of Directors (the “Board”) of The ExOne Company (“we,” the “Company,” or “ExOne”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 4, 2015 at 10:00 a.m., Eastern Daylight Time, at the Westin Convention Center Pittsburgh, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. If you are a registered holder, you may vote by completing, signing and returning a proxy card to us at 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642. If you hold your shares through a broker or bank, you will receive voting instructions from your broker or bank. Please follow the instructions that you receive to vote your shares.

We intend to commence mailing of this Proxy Statement together with our Annual Report on Form 10-K for the year ended December 31, 2014, the Notice and the accompanying proxy card on or about April 2, 2015.

We will also post this Proxy Statement, the proxy card and our 2014 Annual Report on the Internet at: HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/ on or about April 2, 2015.

Who can vote at the Annual Meeting and when is the Record Date?

Only stockholders of record at the close of business on March 6, 2015 are entitled to vote at the Annual Meeting. On the record date, there were 14,516,137 shares of ExOne common stock (“Common Stock”) outstanding. All holders of these outstanding shares are entitled to one vote for each share of Common Stock held by them as of the close of business on March 6, 2015 at the Annual Meeting.

How can I access the proxy materials over the Internet?

The enclosed proxy card contains instructions on how to view the proxy materials on the Internet. An electronic copy of this Proxy Statement and the 2014 Annual Report are available at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/.

What proposals are being considered?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal No. 1: Election of the nominated slate of seven (7) members of the Board of Directors identified in Proposal No. 1 for terms that expire at the 2016 annual meeting of stockholders.

•	Proposal No. 2: Ratification of the appointment of Baker Tilly Virchow Krause, LLP as ExOne’s independent registered public accounting firm for the year ending December 31, 2015.

How do I vote?

For Proposal No. 1, you may vote “For” or “Against” each director nominee or you may “Abstain” from voting for any nominee. For Proposal No. 2, you may vote “For” or “Against” the proposal or “Abstain” from voting.

Stockholder of Record (Shares Registered in Your Name) – If on March 6, 2015, your shares were registered directly in your name with ExOne’s transfer agent, American Stock Transfer & Trust, LLP, then you are a stockholder of record with respect to those shares.

As a stockholder of record, you may vote by proxy using a proxy card, or vote in person at the Annual Meeting. Regardless of whether you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly to us. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner (Shares Registered in the Name of a Broker or Bank) – If on March 6, 2015, your shares were held in an account at a broker, bank, or other similar organization as your nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your bank or broker. Many organizations allow beneficial owners to give voting instructions via telephone or the Internet, as well as in writing. You also are invited to attend the Annual Meeting, but you will need to bring a copy of a brokerage statement reflecting stock ownership as of March 6, 2015. Because you are not the stockholder of record, you may not vote your shares in person at the meeting, unless you provide a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank, or other similar organization.

How many votes do I have?

You have one vote for each share of Common Stock you own as of the close of business on March 6, 2015. You may vote on each proposal presented for consideration at the 2015 Annual Meeting. There are no cumulative voting rights with respect to our Common Stock.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the seven (7) nominees for director, and “For” ratification of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m. Eastern Daylight Time, and the Annual Meeting will begin at 10:00 a.m. Each stockholder should be prepared to present:

1.	Valid government issued photo identification, such as a driver’s license or passport; and

2.	Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of March 6, 2015, the record date, such as their most recent account statement reflecting their stock ownership prior to March 6, 2015, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, are not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages are not allowed at the Annual Meeting. Persons may be subject to search.

Who is paying for this proxy solicitation?

ExOne will pay for the entire cost of soliciting proxies. In addition to ExOne mailing these proxy materials, ExOne’s directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. ExOne may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials (including multiple notices, copies of this Proxy Statement or proxy cards), your shares are registered in more than one name or are registered in different accounts. Please make sure that you vote all of your shares by following the directions in each notice or completing, signing and returning each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can change your vote at any time before the final vote at the meeting.

If you are a stockholder of record, you may change your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at The ExOne Company, 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.

•	You may attend the Annual Meeting and vote in person by ballot. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares held in street name, you may change your vote in any one of the following ways:

•	You may submit new voting instructions to your broker, trustee or nominee.

•	If you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

How are votes counted?

We have designated American Stock Transfer & Trust Company, LLP as the inspector of elections who will validate the votes.

With respect to Proposal No. 1, the inspector of elections will count “For” votes and “Against” votes. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

With respect to Proposal No. 2, the inspector of elections will count separately “For,” “Against” and “Abstain” votes and broker non-votes. “Abstain” votes will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Because broker non-votes are not deemed to be votes entitled to be cast, they will not affect the outcome of Proposal No. 2.

See “How many votes are needed to approve each proposal?” for further details regarding the votes needed to approve each proposal.

What is a “broker non-vote”?

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the meeting, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors will be elected by the vote of the majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed the number of votes cast “Against” that director’s election. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of this proposal.

Proposal No. 2. Ratification of the appointment of Baker Tilly Virchow Krause, LLP as ExOne’s independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What are the Board’s voting recommendations?

•	Proposal No. 1: “For” election of the nominees to the Board of Directors.

•	Proposal No. 2: “For” ratification of the appointment of Baker Tilly Virchow Krause, LLP as ExOne’s independent registered public accounting firm for the year ending December 31, 2015.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares entitled to vote is represented by stockholders present at the meeting or by proxy. On the record date, there were 14,516,137 shares of Common Stock outstanding and entitled to vote. This means that 7,258,069 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal under Rule 14a-8 for inclusion in our Proxy Statement for the 2016 Annual Meeting of Stockholders?

Our 2016 Annual Meeting of Stockholders will be held on May 11, 2016 at 10:00 a.m. To be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, such proposals must be received by ExOne by December 4, 2015, which is at least 120 calendar days before the anniversary date of the release of ExOne’s Proxy Statement to stockholders in connection with the previous year’s annual meeting.

How can stockholders submit nominations of persons for election to the Board of Directors or proposals of business to be transacted by the stockholders for the 2016 Annual Meeting of Stockholders?

A stockholder of record may submit nominations of persons for election to the Board of Directors or proposals of business to be transacted by the stockholders only if he or she complies with Article III, Section 13 of our Amended and Restated Bylaws, as amended (the “Bylaws”). This section provides that a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2016 Annual Meeting of Stockholders at our principal executive offices (i) not earlier than 120 days prior to such meeting and (ii) at least 45 days prior to the anniversary date of the filing of ExOne’s proxy statement with the SEC in connection with the previous year’s annual meeting. Therefore, for the 2016 Annual Meeting, such notice must be received by ExOne no sooner than January 12, 2016 and no later than February 10, 2016.

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business, the reasons for conducting such business at the meeting, any personal or other direct or indirect material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and certain other information specified in our Bylaws.

If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance — Nominating and Governance Committee.”

What are the implications of being an “emerging growth company”?

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.

As an emerging growth company:

•

We are exempt from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	We are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	We are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	We have elected to use an extended transition period for complying with new or revised accounting standards.

We will continue to operate under these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, qualify as a “large accelerated filer” under the Exchange Act, which requires us to have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of these reduced burdens.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

This year, the Nominating and Governance Committee has elected seven nominees for election to the Board of Directors, and our Board has approved the nominees. Each nominee elected at the Annual Meeting will continue to serve until the 2016 Annual Meeting of Stockholders, until his or her successor has been elected or qualified, or until his or her earlier death, resignation or removal.

David Burns will be stepping down as a director when his term expires at this Annual Meeting. The Nominating and Governance Committee has nominated Mr. William F. Strome to fill the vacancy created by the expiration of Mr. Burns’ term.

Director Qualifications

Our Nominating and Governance Committee believes each member of our Board of Directors possesses the individual qualities necessary to serve on ExOne’s Board of Directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to ExOne and to the Board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a Board that possesses the requirements necessary to oversee ExOne’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the Board to conclude that such nominee should serve as a director for ExOne are set forth below under “Nominees”.

Vote Required

Directors will be elected by the vote of the majority of the shares cast with respect to the director at the Annual Meeting. This means that the number of votes cast “For” a director’s election must exceed the total number of votes cast “Against” that director’s election. Abstentions and broker non-votes will not be counted as having been voted on the proposal, nor will they affect the outcome of Proposal No. 1.

If a nominee is not elected, the director shall offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and rationale within 90 days following the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision with respect to that resignation.

The proxy holders intend to vote all proxies received by them “For” the nominees listed below unless otherwise instructed. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The Board of Directors Recommends a Vote “FOR” the Election of All Nominees.

Nominees

The following is a description of each nominee (in alphabetical order) for election to the Board of Directors:

Name	Age	Experience and Qualification
John Irvin	60	Mr. Irvin began serving as a member of our Board of Directors since January 1, 2013, when we were formed as a Delaware corporation, and assumed the role of Special Advisor to the Chairman effective January 1, 2014. From October 1, 2012 until December 31, 2013, Mr. Irvin served as our Chief Financial Officer. From 2008 to 2012, he was President of PartnersFinancial, a national insurance brokerage company owned by National Financial Partner Corp. (“NFP”), a publicly-traded diversified financial services firm. From 1993 to 2008, he was Chairman and Chief Executive Officer of Innovative Benefits Consulting, Inc., a life insurance consulting firm and wholly-owned subsidiary of NFP. From 1983 to 1993, Mr. Irvin was a partner of Mid Atlantic Capital Group, a financial services company, which he co-founded in 1983 and where his highest position was Vice Chairman. In 1979, Mr. Irvin formed the certified public accounting firm of John Irvin and Company. From 1976 to 1979, he was an accountant for Arthur Andersen LLP. From 2000 to 2004, Mr. Irvin served on the Board of Directors of Sensytech Inc., which was engaged in the design, development, and manufacture of electronics and technology products for the defense and intelligence markets in the United States, and also served on its audit committee from 2000 to 2002 and as chairman of the audit committee from 2002 to 2004. Upon the merger of Sensytech Inc. into Argon ST, Inc., a public company engaged primarily in defense contracting, he served as director and chairman of the audit committee from 2004 to 2010. He has served on The American College Foundation Board since 2010. Mr. Irvin was selected to serve as a director because of his significant financial and accounting experience, having served in the financial services industry for a number of years and as an accountant for Arthur Andersen before forming his own certified public accounting firm. Mr. Irvin brings expertise to the Board in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight. He also is able to provide both strategic and operational vision and guidance to the Board, having served in several executive-level positions before joining ExOne.

Raymond J. Kilmer	49	Dr. Kilmer began serving on our Board of Directors on February 12, 2013. Dr. Kilmer has been Executive Vice President and Chief Technology Officer of Alcoa Inc., a world-wide manufacturer and supplier of aluminum products, since 2011. Prior to that, he was Vice President-Technology and Engineering of Alcoa Mill Products from 2008 to 2011, and Global Director-Automotive Flat Rolled Products for Alcoa Inc. from 2006 to 2008. We believe that Dr. Kilmer’s engineering background and extensive career managing operations at Alcoa, a large, global, high-technology company, will complement ExOne’s high-technology business needs and his experience and expertise in this industry will enable him to provide expert advice to ExOne on a range of technical, operational, commercial and strategic matters.

Name	Age	Experience and Qualification
S. Kent Rockwell	70	Mr. Rockwell has served as our Chairman and Chief Executive Officer since January 1, 2013, when we were formed as a Delaware corporation. Prior to that date, Mr. Rockwell served as the Managing Member of Ex One Company, LLP, our predecessor, since 2008. Mr. Rockwell has been the Chairman and Chief Executive Officer of Rockwell Venture Capital, Inc., a private venture capital company, since 1983 and of Appalachian Timber Services, a supplier of timber products for railroads, since 1986. Mr. Rockwell served as Vice Chairman of Argon ST, a public company engaged primarily in defense contracting, from 2004 to 2010. Mr. Rockwell served as the Chairman and Chief Executive Officer of Sensytech Inc., which was engaged in the design, development and manufacture of electronics and technology products for the defense and intelligence markets in the United States, from 1998 to 2004. He was Chairman and Chief Executive Officer of Astrotech International Corp., a public company in the oilfield supply business, from 1989 to 1997. From 1987 to 1989, he was Chairman and Chief Executive Officer of Special Metals Corp., a producer of super alloy and special alloy products. From 1978 to 1982, he was Chairman and Chief Executive Officer of McEvoy Oilfield Equipment, a producer of oilfield equipment. Mr. Rockwell served on the Board of Directors of Rockwell International from 1973 until 1982 and served as President of the Energy Products Group of Rockwell International from 1977 to 1982. We believe that Mr. Rockwell should serve as a member of our Board because he has intimate knowledge of ExOne, its business and operations and the risks, challenges and opportunities it faces. In addition, Mr. Rockwell brings to our Board nearly forty years of experience with strategic planning, acquisitions and integration, marketing, finance and accounting, operations and risk management, having served in numerous executive and director positions at other public and private companies before joining ExOne.

Victor Sellier	65	Mr. Sellier began serving on our Board of Directors on February 12, 2013. He co-founded Argon Engineering Associates, Inc., the predecessor company to Argon ST, Inc., a public company engaged primarily in defense contracting, in 1997. He served as Argon ST’s Vice President of Business Operations and Secretary from 2004 to 2007, as its Chief Financial Officer and Treasurer from 2005 to 2007 and was Argon ST’s Executive Vice President from 2007 to 2009. He served as a director of Argon ST from 2004 to 2010. From 1995 to 1997, Mr. Sellier served as the Vice President and Assistant General Manager of the Falls Church Division of Raytheon E-Systems. From 1989 to 1995, he served as Vice President and Assistant General Manager of Engineering Research Associates, a wholly-owned subsidiary of E-Systems Corporation, then a public company with shares listed on the New York Stock Exchange. Mr. Sellier served as the Senior Financial and Administrative Manager of Engineering Research Associates, a privately held company, from 1979 to 1989. Mr. Sellier brings to our Board significant experience in the areas of operational and strategic planning, acquisitions and integration from his nearly fifteen years’ experience at Argon ST. We believe that his own personal experience creating and growing this business to the successful company it is today will be instrumental in overseeing ExOne’s own growth and development. Mr. Sellier also brings significant financial expertise to our Board (and to our Audit Committee, on which he serves), having served as Chief Financial Officer and Treasurer of Argon ST and Senior Financial and Administrative Manager of Engineering Research Associates.

Name	Age	Experience and Qualification
Lloyd A. Semple	75	Mr. Semple began serving on our Board of Directors on February 5, 2013 and currently serves as our Lead Director. He has been a professor of law at the Detroit Mercy School of Law in Detroit, Michigan since 2004 and served as its dean from 2009 to 2013. Prior to 2004, he practiced law at Dykema Gossett, a Detroit-based law firm, where he was Chairman and Chief Executive Officer from 1995 to 2002. He has served as outside counsel and director for several business enterprises. He was a director of Argon ST from 2004 to 2010. Mr. Semple brings to our Board extensive legal and corporate governance expertise and experience from his nearly forty-year career as an attorney in private practice, where he focused primarily on general corporate matters, mergers and acquisitions, and financial markets and services. His extensive service as counsel and director of several businesses has been extremely beneficial as he serves as the Lead Director of our Board.

William F. Strome	60	Mr. Strome currently serves as a director of the Merle E. Gilliand & Olive Lee Gilliand Foundation, a position he’s held since February of 2014, and, since October 2014, has served as a director of FBR & Co., a publicly traded company providing investment banking, merger and acquisition advisory, institutional brokerage, and research services. Mr. Strome has previously served as Senior Vice President, Finance & Administration, of RTI International Metals, Inc. (NYSE:RTI), from November 2007 until his retirement in April 2014. He led the Company’s strategic planning activities, acquisition and divestiture initiatives, and capital procurement as well as investor relations and treasury functions. He was also responsible for RTI’s information technology and insurance functions. In 2006 and 2007, prior to joining RTI, Mr. Strome was a principal at Laurel Mountain Partners where he focused on raising acquisition financing for its principal portfolio company – Liberty Waste Services. From 2001 to 2006 Mr. Strome was a Senior Managing Director in FBR’s Investment Banking group. From 1981 to 1997 he served as Deputy General Counsel and Corporate Secretary at PNC Financial Services Group, Inc. (NYSE: PNC) and from 1997 to 2001 he served as a Managing Director of PNC’s capital markets broker-dealer, focusing on mergers and acquisitions as well as strategic advisory services. Mr. Strome holds an undergraduate degree in Economics from Northwestern University and a J.D. and M.B.A. from the University of Pittsburgh.

Bonnie K. Wachtel	59	Ms. Wachtel began serving on our Board of Directors on February 12, 2013. She is a principal of Wachtel & Co., Inc., an investment firm in Washington, DC involved with the development of growing companies. Since joining Wachtel & Co., Inc. in 1984, Ms. Wachtel has been a director of more than a dozen public and private corporations. She has been a director of VSE Corporation, a provider of engineering services principally to the federal government, since 1991 and of Information Analysis Inc., a provider of IT technical services, since 1992. She was a director of Integral Systems Inc. (NASDAQ:ISYS), a provider of satellite related software and services, from 2010 to 2011. Ms. Wachtel serves on the Listing Qualifications Panel for NASDAQ. She practiced law at Weil, Gotshal & Manges in New York from 1980 to 1984. Ms. Wachtel brings substantial corporate governance and regulatory compliance expertise to our Board, having served as a director for more than a dozen public and private corporations, from her service on the Listing Qualifications Panel for NASDAQ and also from her years as an attorney in private practice, during which time she focused primarily on business law, corporate finance and securities law. Ms. Wachtel also is a certified financial analyst, and as such brings significant expertise to our Board (and our Audit Committee, on which she serves) in the areas of financial analysis and reporting, internal auditing and controls and risk management oversight.

EXECUTIVE OFFICERS OF EXONE

The following table and the discussion below provide information about our executive officers as of March 6, 2015, each of whom is elected annually.

Name	Age	Positions and Offices Held with ExOne
S. Kent Rockwell	70	Chairman of the Board and Chief Executive Officer
JoEllen Lyons Dillon	51	Executive Vice President, Chief Legal Officer and Corporate Secretary
Rainer Hoechsmann	48	Chief Development Officer and General Manager of ExOne GmbH and ExOne Property GmbH
Rick Lucas	49	Chief Technology Officer
Hans J. Sack	60	President
Brian W. Smith	57	Chief Financial Officer and Treasurer

S. Kent Rockwell — Mr. Rockwell’s biography is set forth in “Proposal Number 1 – Election of Directors” section above.

JoEllen Lyons Dillon — Ms. Dillon has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since December 2014, and she previously served as our Chief Legal Officer and Corporate Secretary beginning in March 2013. From May 2012 through February 2013, she was a legal consultant on our initial public offering. She previously was a partner at two national law firms, Reed Smith LLP from 2002 until 2011 and Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner after starting as an associate with the firm. Ms. Dillon has served on the Board of Directors of Mylan Inc., a global pharmaceutical company, since May 2014. She also serves on the Mylan Board’s Compliance Committee. Ms. Dillon was the former Chair, and currently serves as the Audit Committee Chair of, the Allegheny District chapter of the National Multiple Sclerosis Society. She also is a Vice President of the Wine & Spirits Advisory Council to the Pennsylvania Liquor Control Board.

Rainer Hoechsmann — Mr. Hoechsmann has served as Chief Development Officer since January 1, 2014, and also has served as General Manager of ExOne GmbH and ExOne Property GmbH, subsidiaries of ExOne, since 2003 and 2013, respectively. He is responsible for our operations in Europe. Mr. Hoechsmann is the inventor and co-inventor of certain AM technology covered by a number of our patents. In 2003, he co-founded Prometal RCT GmbH in Augsburg, which is the predecessor to ExOne GmbH. In 1999, he co-founded Generis GmbH, one of the first companies implementing 3D printing applications, in Augsburg, Germany. Mr. Hoechsmann has received a number of industry awards, including the OCE Printing Award from OCE Printers AG, the Technical University of Munich Award for 3D Printing and the McKinsey & Company Start-Up Award. He is a member of the Association of German Engineers.

Rick Lucas — Mr. Lucas has served as our Chief Technology Officer since June 2012. He served in various positions from October 2001 to June 2012 at Touchstone Research Laboratory, a broad-based product development research facility that focuses on the development of next-generation materials and products, where he directed operations and research activities and served as Director of Operations from March 2010 to June 2012. From November 1989 to October 2001, Mr. Lucas managed product development for Lake Shore Cryotronics, a privately held developer of cryogenic temperature sensors and other instrumentation. He currently is serving on the Governance Board for National Additive Manufacturing Innovation Institute (NAMII), an additive manufacturing center.

Hans J. Sack— Mr. Sack began serving as our President on March 16, 2015. Prior to becoming the President of the Company, he served on our Board of Directors (and chaired the Strategic Oversight Committee) from December 17, 2014 to March 10, 2015. Mr. Sack was a Managing Director of HEADWATERS | SC, a private consulting firm, from 2013 to March 2015. In that position, Mr. Sack worked on client engagements on matters relating to business growth strategy development and implementation, operational improvement initiatives, and acquisition and consolidation strategies and related due diligence. Prior to joining Headwaters, from 2010 to 2012, Mr. Sack served as President and CEO of Berg Steel Pipe Corp., the U.S. subsidiary of Europipe GmbH, a global leader in large diameter pipe for oil and gas pipelines. Mr. Sack served as President & CEO of Latrobe Specialty Steel Company, a producer of aerospace metals and tool steels owned by private equity firms, from 2006 to 2009. From 1990 to 2006, Mr. Sack worked for The Timken Company’s (NYSE: TKR) steel business, which is now known as TimkenSteel Corporation (NYSE: TMST), beginning in 1990 as a senior steel business specialist, serving in subsequent positions in the Steel Group as manager–small bar mill, project manager–parts strategy, general manager–precision steel components, and vice president–manufacturing–steel, becoming President & CEO of Timken Latrobe Steel in 1996 and becoming an officer of The Timken Company in 1998. Mr. Sack received a master’s degree in mechanical engineering from RWTH Aachen, Germany, and a master’s degree in business administration from the Harvard University Graduate School of Business Administration. Mr. Sack is a member of the Board of Directors of Saint Vincent College and its McKenna School of Business, Economics and Government.

Brian W. Smith — Mr. Smith has served as our Chief Financial Officer and Treasurer since January 1, 2014. Mr. Smith previously was an Assurance Client Service Partner in the Pittsburgh office of PricewaterhouseCoopers LLP (“PwC”). Mr. Smith joined PwC in 1984, was admitted as a Partner in 1995, and has spent several years working in a PwC advisory business assisting industrial products, healthcare and energy companies with internal control reviews, system implementations, process transformation and change management. Mr. Smith held various leadership roles within PwC, including leading initiatives in specific consumer and industrial product sectors. Mr. Smith is a Certified Public Accountant and received a B.A. with a concentration in accounting and minor in economics from Westminster College in 1980.

CORPORATE GOVERNANCE

Highlights of Our Corporate Governance Practices

Our Board is committed to establishing and maintaining corporate governance policies and practices that are appropriate for a company like ExOne. Highlights of our implemented measures include:

•	Strong independent Lead Director;

•	Annual election of directors;

•	Majority voting standard for non-contested election of directors;

•	Supermajority of independent directors on the Board (5 out of 7 independent directors upon election at 2015 Annual Meeting);

•	100% independent members on Audit, Compensation and Nominating and Corporate Governance Committees;

•	Stock retention policy for directors and executive officers;

•	Clawback policy for restatement of financial statements;

•	Succession and executive talent planning at the Board level;

•	Strong ethics policy, whistleblower policy and international policies on import and export matters;

•	Board compensation appropriate in form and amount appropriate for our size and state of development; and

•	Annual Board self-evaluation process.

Structure and Size of the Board of Directors

Our Board of Directors may establish the authorized number of directors from time to time by resolution, as permitted under our Bylaws. Currently, the Board of Directors has established that the Board will have seven members. Our current directors (if elected at the Annual Meeting) will continue to serve until the 2016 Annual Meeting of Stockholders, until his or her successor has been elected or qualified, or until his or her earlier death, resignation or removal.

Independence of the Board of Directors and Committees

A majority of our Board of Directors are independent under the applicable rules of the NASDAQ Stock Market. The Board determined in February 2015 that Messrs. Kilmer, Sellier, and Semple and Ms. Wachtel each qualify as independent directors in accordance with the published listing requirements of NASDAQ. The Board also determined that William F. Strome, a nominee for election to the Board of Directors, will also qualify as an independent director in accordance with the NASDAQ requirements if he is elected to the Board at the 2015 Annual Meeting. Finally, the Board determined that Mr. Sack was independent during his tenure on the Board from December 2014 to March 10, 2015.

As required by the NASDAQ rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and ExOne with regard to each director’s business and personal activities as they may relate to us and our management.

Upon the election of the directors at the 2015 Annual Meeting, we will have five out of seven independent directors on the Board, and each committee will only have independent members.

Board Leadership Structure and Our Independent Lead Director

Our Bylaws give the Board the flexibility to determine whether the roles of Chief Executive Officer and Board Chairman should be held by the same person or by two separate individuals. Currently, S. Kent Rockwell serves as both our Chairman and Chief Executive Officer. As the founder of the Company, Mr. Rockwell has been managing ExOne (or its predecessors) since 2008.

At this time, the Board has determined that having Mr. Rockwell serve as both the Chief Executive Officer and the Chairman is in the best interest of our stockholders. We believe this structure makes the best use of Mr. Rockwell’s extensive knowledge of ExOne, our strategic initiatives and our industry and also fosters real-time communication between management and the Board.

The Board also has elected Mr. Semple to serve as the Lead Director of our independent directors. As the Lead Director, Mr. Semple:

•	Regularly meets with and assists the Chairman and Chief Executive Officer in preparing for meetings of the Board of Directors;

•	Presides at executive sessions of the independent directors;

•

Provides leadership to the Board if circumstances arise in which the role of the Chairman and Chief Executive Officer may be, or may be perceived to be, in conflict and also chairs the meetings when the Chairman is not in attendance;

•	Serves as a liaison between the other independent directors and Mr. Rockwell;

•	Guides the Board’s governance processes, including annual self-evaluations, succession planning and other governance related matters;

•	May call meetings of the independent directors in his discretion;

•	Makes himself available for consultation and direct communication with our major stockholders; and

•	Performs any other functions as the Board may direct.

Generally, each meeting of the Board of Directors includes a meeting of the independent directors, which takes place without any members of management or employees present.

Risk Oversight Management

Our management is responsible for the day-to-day management of the risks that we face including, without limitation, strategic, financial, operational, legal/compliance and reputational risks.

Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management, and our Audit Committee is responsible for overseeing the process by which management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management takes to monitor and control such exposures, based on consultation with our management and independent auditors. The Board’s and Audit Committee’s oversight roles are supported by management reporting processes that are designed to provide the Board and the Audit Committee insight into the identification, assessment and management of critical risks. The Board receives regular updates related to risks and risk management.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has established four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategic Oversight Committee.

The following table provides membership information for each of the Board committees as of March 26, 2015:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Strategic Oversight Committee
S. Kent Rockwell				X
David Burns
John Irvin
Raymond J. Kilmer	X	X	X	C
Victor Sellier	C		X	X
Lloyd A. Semple (Lead Director)		X	C
Bonnie K. Wachtel	X	C

C	Denotes committee chair as of March 26, 2015.

Below is a description of each committee of the Board of Directors. Copies of the charters of the Audit, Compensation and Nominating and Governance committees are posted on our website at http://www.exone.com under the Corporate Governance section and within the Investor Relations section.

During 2014, the Board met eight times. During that period, each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Audit Committee

The Audit Committee of our Board of Directors assists the Board of Directors in overseeing:

•	The integrity of our financial statements;

•	The effectiveness of our internal control over financial reporting;

•	Our compliance with legal and regulatory requirements;

•	The independence, qualifications and performance of our independent registered public accounting firm;

•	Our processes and procedures relating to risk assessment and risk management; and

•	Related party transactions.

During 2014, the Audit Committee met seven times. The current members of the Audit Committee are Messrs. Sellier and Kilmer and Ms. Wachtel, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. Mr. Sellier currently chairs the Audit Committee.

The Board of Directors has determined that Mr. Sellier is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and that he, therefore, also satisfies the “financial sophistication” requirement of the NASDAQ rules. The designation does not impose on Mr. Sellier any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors.

Most importantly, the Audit Committee is overseeing ExOne’s remediation of the material weaknesses ExOne has identified in its internal controls over financial reporting. In connection with our initial public offering (“IPO”), ExOne concluded that there are material weaknesses in the design and operating effectiveness of ExOne’s internal control over financial reporting. A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

ExOne’s material weaknesses in internal control over financial reporting are:

•

The design and operating effectiveness of internal controls related to our financial reporting process are not sufficient to allow for accurate and timely reporting of our consolidated financial results. We do not maintain adequate control with respect to the application of accounting principles generally accepted in the United States of America (“GAAP”). This is principally due to a lack of personnel with adequate knowledge and experience in GAAP. As a result, we record certain manual, post-close adjustments in order to prepare our consolidated financial statements.

•

The design and operating effectiveness of internal controls related to our information technology systems is not sufficient to allow for accurate and timely reporting of our consolidated financial results. Each of our primary locations (United States, Germany, Italy and Japan) utilizes separate and distinct information technology platforms to record, process and summarize transactions. As a result, our process to consolidate and report financial information is substantially a manual process and inherently subject to error.

•

The design and operating effectiveness of internal controls related to our consolidation process and management’s review of our consolidated financial results does not operate at a level of precision sufficient to allow for accurate and timely reporting of our consolidated financial results. Our consolidation process is substantially a manual process and inherently subject to error. Further, because of internal control weaknesses identified with respect to our financial reporting process and information technology systems, management is unable to complete an adequate review of either subsidiary or consolidated financial results at a sufficient level of precision to prevent or detect misstatements. As a result, we record certain manual, post-close adjustments in order to prepare our consolidated financial statements.

With the oversight of senior management and our Audit Committee, we have put into place a comprehensive plan to remediate the underlying causes of the identified material weaknesses. Our plan throughout 2014 and into 2015 is to continue to take additional steps and implement measures to remediate the underlying causes of the identified material weaknesses including:

(i)	Enhancing our global accounting and reporting process (including our global consolidation of financial information) by redesigning and strengthening the operating effectiveness of internal controls over financial reporting. This includes a detailed review of our existing processes by our Director of Internal Audit and Controls (hired in June 2014), improvements to the design of our internal controls (including conversion of historically manual control activities to automated control activities), updating documentation related to our business process flows, internal testing of operating effectiveness of our controls and remediation activities, as necessary.

(ii)	Evaluating our information technology systems to further integrate existing systems or invest in improvements to our technology sufficient to generate accurate and timely financial information. This includes our ongoing process to enhance our global ERP systems with the goal of a simple, common and global platform for processing, recording and analyzing financial and operational data.

(iii)	Continuing to add financial personnel with adequate knowledge and experience in GAAP. During 2014, we added several personnel with extensive GAAP experience and redesigned our reporting structure and responsibilities to enhance the review of financial information for both internal financial analysis and external financial reporting. We expect to continue this process during 2015.

These ongoing efforts, collectively, give ExOne the opportunity to remediate the material weaknesses in internal controls when ExOne reports its results for the 2015 fiscal year.

Compensation Committee

The Compensation Committee is charged with the following responsibilities, among others:

•

Reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	Reviewing and making recommendations regarding the compensation of all other executive officers;

•	Administering and making recommendations to the Board of Directors with respect to our 2013 Equity Incentive Plan and any other compensation plans;

•	Reviewing and approving the executive compensation information included in ExOne’s Annual Report and Proxy Statement;

•	Reviewing and approving or providing recommendations with respect to any employment agreements or severance arrangements or plans;

•	Reviewing and approving or providing recommendations with respect to all employee benefit plans; and

•	Developing and recommending to the Board for approval officer succession plans and monitoring and updating such plans as needed.

During 2014, the Compensation Committee met six times. The current members of our Compensation Committee are Messrs. Kilmer and Semple and Ms. Wachtel, each of whom is independent for Compensation Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ (including those that became effective in 2014). Ms. Wachtel currently chairs the Compensation Committee. Each of the members also is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Our Chief Executive Officer will not participate in the determination of his own compensation or the compensation of directors. However, he will make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he will participate in the Compensation Committee’s deliberations about the compensation of the other executive officers and key employees. No other executive officers or employees will participate in the determination of the amount or form of the compensation of executive officers or directors.

ExOne has not retained any compensation consultants. In March 2015, the Compensation Committee identified an independent compensation consultant that the Committee may engage to advise it on various executive compensation matters from time to time as the Committee may request. At that time, the Committee determined that the identified consultant was independent.

The Compensation Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee reviews its charter annually to ensure that it complies with NASDAQ listing requirements.

Compensation Committee Interlocks and Insider Participation

None of Ms. Wachtell, Mr. Kilmer or Mr. Semple, the current members of our Compensation Committee, has been an officer or employee of ExOne. None of our executive officers have served as a member of a Compensation Committee or the Board of Directors of any other entity that has an executive officer serving as a member of our Board of Directors or our Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of our Board of Directors is charged with the following responsibilities, among others:

•	Identifying and recommending candidates to fill vacancies on the Board of Directors and for election by the stockholders;

•	Recommending committee assignments for directors to the Board of Directors;

•	Monitoring and assessing the performance of the Board of Directors and individual non-employee directors;

•	Reviewing compensation received by directors for service on the Board of Directors and its committees; and

•	Developing and recommending to the Board of Directors appropriate corporate governance policies, practices and procedures for our Company.

During 2014, the Nominating and Governance Committee met four times. The current members of our Nominating and Governance Committee are Messrs. Semple, Kilmer and Sellier, each of whom is independent under the listing standards of NASDAQ. Mr. Semple currently chairs the Nominating and Governance Committee.

Strategic Oversight Committee

The Strategic Oversight Committee of our Board of Directors is charged with overseeing the strategic direction of the Company.

Director Nomination Process

The Nominating and Governance Committee believes that members of the Board of Directors should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating and Governance Committee also considers such other guidelines and various relevant career experience, relevant skills, such as an understanding of the telecommunications and high-speed Internet provider industries, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Nominating and Governance Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide ExOne and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Nominating and Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating and Governance Committee will consider director candidates recommended by stockholders, although a formal policy has not been adopted with respect to consideration of such candidates because stockholder recommendations may be informally submitted and considered by the Committee under its charter. Director candidates recommended by stockholders will be evaluated by the Nominating and Governance Committee using the same criteria as candidates identified by the Board of Directors or the Nominating and Governance Committee for consideration. If a stockholder of ExOne wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, the stockholder should refer to pages 5-6 of this Proxy Statement for information regarding advance notice. The stockholder recommendation should be delivered to the Corporate Secretary of ExOne at our principal executive offices and should include:

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To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (i) if selected, be named in ExOne’s Proxy Statement and proxy; and (ii) if elected, serve on the Board of Directors; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a code of ethics and business conduct. The code of ethics and business conduct applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our website at http://www.exone.com under the Corporate Governance section within the Investor Relations section. We will disclose any future amendments to the code of ethics and business conduct that relate to our executive officers on our website, as well as any waivers of the code of ethics and business conduct that relate to the executive officers of ExOne.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

The Board of Directors

c/o Chief Legal Officer and Corporate Secretary

The ExOne Company

127 Industry Boulevard

North Huntingdon, PA 15642

Each such communication should set forth (i) the name and address of such stockholder, as they appear on ExOne’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of ExOne’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and ExOne.

Attendance at Annual Meeting of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meeting of Stockholders. All directors attended the 2014 Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend the 2015 Annual Meeting of Stockholders.

TRANSACTIONS WITH RELATED PERSONS

Approval of Related Party Transactions

On March 26, 2013, the Board of Directors of ExOne adopted our Policy and Procedures with Respect to Related Person Transactions. Under the written policy, ExOne will enter into or ratify related person transactions only when the Board of Directors, acting through the Audit Committee, has determined that the transaction in question is in, or is not inconsistent with, the best interests of ExOne. Prior to entering into a related person transaction, the related person shall provide notice to the Chief Legal Officer of the facts and circumstances of the transaction. Upon determining that the proposed transaction involves an amount greater than $50,000 and is a related person transaction, the proposed transaction shall be submitted to the Audit Committee for consideration. The Audit Committee shall consider all relevant facts and circumstances and approve only those related person transactions that are in the best interests of ExOne and its stockholders.

Transactions Between ExOne and Entities Controlled by Mr. Rockwell

ExOne has purchased certain raw materials and components, website design services and the corporate use of an airplane and leased office space from related entities under common control by our Chairman and Chief Executive Officer, Mr. Rockwell. The cost of these products and/or services was approximately $90,000 for the year ended December 31, 2014. None of the transactions met a threshold requiring review and approval under ExOne’s related party transactions policy described above.

During 2014, ExOne also received the benefit of the corporate use of an airplane from a related entity under common control by Mr. Rockwell for no consideration.

Also in 2014, the Company entered into a mutually beneficial arrangement with the titanium powder and atomization company Puris, LLP (“Puris”), a related entity under common control by Mr. Rockwell. Pursuant to this arrangement, the Company provided Puris with a 3D printing machine, ancillary equipment, and installation training and other services valued at $1.0 million in the aggregate. In return, the Company received consideration in the form of assets and cash valued at $1.0 million in the aggregate.

Consulting Transaction with Mr. Sack

In December 2014, the Company entered into a consulting arrangement with Hans J. Sack who was subsequently appointed to the Board on December 17, 2014. Total consideration under the consulting arrangement was approximately $75,000, of which $25,000 was paid in 2014 (as reported under “2014 Director Compensation”) and $50,00 was paid in 2015. In connection with his appointment to the Board, approval of this arrangement was approved under ExOne’s related party transactions policy described above.

DIRECTOR COMPENSATION

2014 Director Compensation

Our Nominating and Corporate Governance Committee of the Board is responsible for reviewing and setting the compensation of our directors. The Nominating and Corporate Governance Committee approved, and our non-employee directors received, the following compensation for 2014:

•	Annual Cash Retainer of $40,000;

•	Annual fee for Chair of the Audit Committee of $5,000;

•	Annual fee for Chair of the Compensation Committee of $5,000;

•	Annual fee for the Lead Director of $5,000;

•	Annual fee for Chair of the Strategic Oversight Committee of $5,000; and

•	Grant of 1,250 shares of common stock as a stock bonus award to each non-employee director then serving on March 20, 2014.

The following table shows the compensation paid to our non-employee directors in 2014.

Director	Fees paid in cash ($)(1)	Stock award ($)(2)	Total ($)
Raymond J. Kilmer	$40,000	$49,250	$89,250
Hans J. Sack(3)	$25,000	—	$25,000
Victor Sellier	$45,000	$49,250	$94,250
Lloyd A. Semple	$45,000	$49,250	$94,250
Bonnie K. Wachtel	$45,000	$49,250	$94,250

(1)	This column includes the annual fees paid to Messrs. Sack and Sellier and Ms. Wachtel as chairs of the Strategic Oversight Committee, Audit Committee and Compensation Committee, respectively, in 2014, and to Mr. Semple as Lead Director.
(2)	Based on closing price of $39.40 of ExOne common stock on The Nasdaq Global Market on March 20, 2014, the date of the grant. Aggregate grant date fair value of stock award was computed in accordance with FASB ASC Topic 718 and using the valuation methodology for equity awards set forth in Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, each of Messrs. Kilmer, Sellier and Semple and Ms. Wachtel owned 1,667 shares of unvested restricted stock.
(3)	Mr. Sack was appointed to the Board on December 17, 2014 and resigned from the Board on March 10, 2015. During 2014, Mr. Sack also provided consulting services to the Company on various strategic matters, and the Company paid him $25,000 in 2014 as compensation for those consulting services.

Directors who are also full-time officers or employees of ExOne (Messrs. Burns, Irvin and Rockwell) do not receive any additional compensation for serving as directors.

2015 Director Compensation

Our Nominating and Corporate Governance Committee of the Board is responsible for reviewing and setting the compensation of our directors. The Nominating and Corporate Governance Committee has approved the following compensation for our non-employee directors for 2015:

•	Annual cash retainer of $40,000;

•	Annual fee for Chairman of the Audit Committee of $5,000;

•	Annual fee for Chairman of the Compensation Committee of $5,000;

•	Annual fee for the Chairman of the Strategic Review Committee of $5,000;

•	Annual fee for the Lead Director of $5,000; and

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Grant of 3,500 shares of restricted common stock as a stock bonus award to each non-employee director on February 6, 2015. The restricted stock will vest in full on February 6, 2016 provided that such director continues to provide services to ExOne at the time of vesting.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

ExOne is an emerging growth company. As a result, ExOne is permitted to exclude a compensation discussion and analysis from this Proxy Statement and to omit some disclosure on compensation that is required of larger public companies. In addition, as an emerging growth company ExOne is not required to conduct a say-on-pay advisory vote on executive compensation.

Compensation Discussion and Analysis

Although ExOne is permitted under the SEC rules to omit a Compensation Discussion and Analysis, the Compensation Committee and management are committed to providing transparent disclosure to ExOne’s investors on the compensation of our executives. Accordingly, the Compensation Committee and management have elected to provide the following Compensation Discussion and Analysis on a voluntary basis.

Overview

ExOne’s executive compensation is performance driven.

While the Compensation Committee did not formalize an incentive based program for executives in 2014, it carefully considered the Company’s performance in 2014 when making compensation decisions.

In light of 2014 performance short of the Company’s goals, ExOne’s Chief Executive Officer received minimal compensation above his base salary. In addition, the President and Chief Operating Officer stepped down in December 2014 from that role to another position within the Company. No executive received a discretionary cash bonus for 2014. The Committee did, however, approve in 2014 equity grants to several executives with three-year vesting to reward individual performance while also encouraging and maintaining long-term stockholder focus.

The Compensation Committee and full Board have taken several actions for 2015:

•	Approved an incentive award to the executive team that ties payment to the achievement of targeted revenue and gross margins.

•	Adopted a stock retention policy in early 2015 that applies to equity awards made to directors and executive officers to further align the interests of stockholders and ExOne directors and executives.

•	Identified an independent compensation consultant that it may engage to help structure and implement a comprehensive executive compensation program tailored for the Company.

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Approved a clawback policy that permits the Board of Directors to recover all or any portion of any “Performance-Based Compensation” to any executive officer within the three (3) year period immediately preceding the date on which ExOne is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements.

The Compensation Committee is also considering the design and implementation of a long-term incentive plan to reward performance over multiple year periods with the goal of having a plan in place for 2016 compensation.

Compensation Goal

The Compensation Committee has responsibility for reviewing the compensation of ExOne’s Chairman and Chief Executive Officer and the executives of the Company and making recommendation about this compensation to the Board.

The goal of the Compensation Committee when considering executive compensation is to provide performance based compensation to our executives and to retain and reward leaders of the Company who create long-term value for our stockholders. This goal affects the compensation elements we use and our compensation decisions.

Strong Alignment Between Our Leadership Team and Our Stockholders

We believe that the interests of the ExOne executive team are strongly aligned with the interests of our stockholders. Four out of five members of ExOne’s executive team have significant ownership in the Company having invested their own money in ExOne before or in connection with the IPO. Chairman and Chief Executive Officer Kent Rockwell is ExOne’s largest beneficial owner, controlling over 20% of ExOne common stock. This ownership provides a strong foundation of alignment between ExOne stockholders and the ExOne management team.

2014 Compensation Considerations

For 2014, the Compensation Committee considered three elements of compensation:

•	Base salary

•	Cash bonus or incentive compensation

•	Equity incentive compensation

Chairman and Chief Executive Officer Kent Rockwell is paid a base salary of $300,000 per year. Our other executive officers are paid comparable base salaries. The amount of base salary for each executive depends on the scope of the executive’s responsibility, his or her leadership skills and values, and his or her performance and length of service.

2014 Performance Resulted in No Discretionary Cash Bonus for 2014

In 2014, ExOne made important progress but fell short of its goals. The Company achieved $43.9 million in revenues driven by 45% growth in global non-machine revenue 2014. In addressing compensation decisions for 2014, the Compensation Committee weighed ExOne’s 2014 performance. ExOne Chairman and Chief Executive Officer received minimal compensation above his base salary. In December 2014, our President and Chief Operating Officer stepped down from that role to another position within the Company. No executive received a discretionary cash bonus for 2014.

2013 Equity Incentive Plan

On January 24, 2013, our Board of Directors adopted our 2013 Equity Incentive Plan (the “Plan”). The Plan was approved by stockholders on August 19, 2013. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of ExOne and its subsidiaries, by offering them an opportunity to participate in ExOne’s future performance through the grant of awards. The Plan permits a variety of awards to be made at the discretion of the Compensation Committee including stock options, restricted stock, restricted stock units, stock bonus awards, performance awards and stock appreciation rights. The Plan will terminate January 24, 2023, unless it is terminated earlier by our Board. The Plan is administered by the Compensation Committee.

2014 Equity Incentive Awards

The Compensation Committee granted equity incentive awards to certain ExOne executives in 2014. The grants were in the form of either stock options or restricted stock. Each award vests in equal parts over a three-year period.

We believe that equity awards reward individual performance and also maintain long-term stockholder focus. We also believe that equity awards serve as a retention tool for key members of our management team. In determining grant amounts, the Compensation Committee considers each executive’s position with the Company, the executive’s responsibilities with the Company, the executive’s base salary and any other compensation awarded in that year. Stock options have value only to the extent that the price of ExOne stock rises between the grant date and the exercise date. Restricted stock rewards and retains the executives by offering them the opportunity to retain the ExOne stock if they are still employed by us on the date the restrictions lapse.

2015 Annual Incentive Plan

In March 2015, the Compensation Committee adopted the 2015 ExOne Umbrella Annual Incentive Plan for employees. The plan has been structured as a subplan of the ExOne 2013 Equity Incentive Plan.

The plan is an umbrella plan that provides a bonus opportunity to ExOne employees selected by the Compensation Committee, which include the Chairman and Chief Executive Officer. The bonus opportunity for each employee is expressed as a percentage of base salary. Payment of the bonus will be conditioned on the Company meeting targeted revenue and gross margin goals for 2015. Payment against each financial performance measure will only commence if the minimum threshold of 95% of the performance target is achieved. Thereafter, payments will be tied to the percentage level of performance achieved, with a maximum bonus of 125% of salary that can be earned.

After calculation of the formulaic payout based on the Company’s actual performance for 2015, the plan permits the Compensation Committee to exercise negative discretion to reduce an executive’s bonus based on an annual individual performance review. In addition, the measurement of specific individual performance goals developed for an executive may also be used to reduce the payout. In addition, the Compensation Committee at all times has the discretion to reduce or eliminate all payment or awards under the plan for any reason without regard to any particular factors. Payment of earned awards will be 50% in cash and 50% in stock options and/or restricted stock unless the Compensation Committee elects a different form or mix of payment. In addition, continued employment through the date of payment is required.

This plan is structured to comply with the requirements of Section 162(m) of the Internal Revenue Code.

No Perquisites

The Company does not provide any perquisites to its Chief Executive Officer or other executive officers other than a Company contribution to a 401(k) retirement plan sponsored by the Company.

Benefits

We provide our named executives with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program.

Clawback Policy and Other Actions Available to ExOne for Misconduct

In March 2015, the Compensation Committee adopted a clawback policy that enables ExOne to recover all or any portion of any “Performance-Based Compensation” granted or paid to any current or former “Section 16 Officer”, or in which any current or former Section 16 Officer became vested, at any time within the three (3) year period immediately preceding the date on which ExOne is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Audit Committee and confirmed by our independent registered public accounting firm.

In addition, in cases of detrimental misconduct by an executive officer, the Board may also take a range of other actions to remedy the misconduct, prevent its recurrence, and discipline the individual as appropriate, including, depending on the facts and circumstances, terminating the individual’s employment. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Stock Retention Policy and Equity Grant Practices

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Stock Retention Policy. In February 2015, the Compensation Committee adopted a stock retention policy that requires our directors and our Section 16 executive officers to retain 50% of all shares received on the vesting of equity awards (net of any shares withheld to pay exercise price or taxes). All shares must be retained for a period of at least one year after the vesting. Once the one-year period has ended, directors and executives may sell shares so long as the director or executive holds a total minimum amount equal to two times such director’s annual retainer or such executive’s base salary.

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Anti-hedging policy. We do not believe our executive officers or directors should speculate or hedge their interests in our stock. We therefore prohibit them (in our insider trading policy) from making short sales of ExOne stock or from purchasing or selling options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to ExOne stock.

•	Anti-pledging policy. In addition, our insider trading policy prohibits our executive officers and directors from pledging ExOne stock.

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Equity grant practices. All equity grants are made two business days after the date of approval by the Compensation Committee. The exercise price of each stock option awarded under the 2013 Equity Incentive Plan is the closing price of ExOne stock on the date of grant. ExOne Board and Committee meetings are generally scheduled at least a year in advance and without regard to anticipated earnings releases or other major company announcements.

Other Compensation Practices and Policies

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Compensation Committee Oversees Executive Compensation and Succession Planning. The Compensation Committee has the primary responsibility for helping the Board of Directors develop and evaluate potential candidates for executive positions and for overseeing the development of executive succession plans. As part of this responsibility, the Compensation Committee oversees the design, development and implementation of the compensation program for the Chief Executive Officer and the other executives. Our Chief Executive Officer assists the Compensation Committee in administering our compensation program.

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Limited Use of Compensation Consultant. For 2014, the Compensation Committee did not use a compensation consultant. In March 2015, the Compensation Committee identified an independent compensation consultant that it may engage to advise it on various executive compensation matters from time to time as the Committee may request. At that time, the Committee determined that proposed compensation consultant is independent.

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Peer group comparisons. The Compensation Committee reviews many factors in setting pay. It does not target a peer group or percentile within a peer group in exercising its judgment about the types and amounts of compensation the Company provides.

Employment Agreements

We have entered into an employment agreement with Mr. Rockwell, for a renewed one year term ending on September 1, 2015. The employment agreement with Mr. Rockwell will automatically extend for an additional one year term on each subsequent anniversary, unless not later than 90 days immediately preceding any anniversary, we or Mr. Rockwell has given written notice to the other that they do not wish to extend the employment agreement. Under the employment agreement, Mr. Rockwell is entitled to receive an annual base salary and is eligible to participate in an annual bonus plan on terms established from time to time by the Board. During the term of the employment agreement, Mr. Rockwell is eligible to participate in any long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available to the Company’s employees generally or its executives.

The employment agreement provides, among other matters, that if the executive resigns for “good reason” (as defined in the employment agreement) or is terminated without “cause” (as defined in the employment agreement) and in each such case has timely delivered a release of claims, he is entitled to receive, among other severance payments and benefits, an amount equal to one times his then-current base salary and one times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement) and payment of the executive’s COBRA health insurance continuation premium for the COBRA continuation period (generally 18 months) or until such time as the executive is employed, whichever is earlier. The confidentiality provisions survive the termination of Mr. Rockwell’s employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

We also have employment agreements with Mr. Hoechsmann, which extend automatically unless terminated with three months’ notice prior to the end of any fiscal quarter. Mr. Hoechsmann is entitled to receive an annual base salary and annual bonus and is eligible to participate in any long term incentive plan and in all employee benefit and fringe benefit plans and arrangements made available to the Company’s employees generally or its executives. The agreements also provides that all inventions or patents developed by Mr. Hoechsmann in connection with his employment are our property and that Mr. Hoechsmann is subject to a non-competition clause throughout his employment and for two years thereafter, subject to payment per year, for the two year non-compete period, of fifty percent of the average remuneration he received for the last three years.

Mr. Smith serves at the will of the Board and does not have an individual employment, severance or change-of-control agreement. This preserves the Company’s flexibility to set the terms of any employment termination based on the particular facts and circumstances.

We terminated Mr. Burns’ employment agreement in December 2014 when Mr. Burns stepped down as President and Chief Operating Officer to move to another position within the Company.

Tax Deductibility of Compensation

Under the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that meets the tax code requirements for qualifying performance-based compensation (compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement.

This report is provided by the following independent directors, who comprise the Committee:

Members of the Compensation Committee:

Bonnie K. Wachtel (Chair)

Raymond Kilmer

Lloyd A. Semple

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation awarded to or earned during 2013 and 2014 by our Chief Executive Officer and each of the next two most highly compensated executive officers who were serving as executive officers through December 31, 2014 (collectively with David Burns, the “Named Executive Officers”). This following table also includes information for David Burns, who served as our President and Chief Operating Officer until December 18, 2014.

Name and Position	Year	Salary		Bonus	Stock Awards(5)	Option Awards	Non-Equity Incentive Compensation	All Other Compensation(6)		Total Compensation
S. Kent Rockwell, Chairman & Chief Executive Officer	2014 2013	$ $	299,998 207,691	— —	$39,350 —	— —	— —	$ $	3,231 3,231	$ $	342,579 210,922

Rainer Hoechsmann, Chief Development Officer and General Manager of ExOne GmbH(1)(2)	2014		$269,491	$2,768	$196,750	—	—		—		$469,009

Brian Smith, Chief Financial Officer and Treasurer(2)(3)	2014		$275,000	—	$470,050	—	—		$9,344		$754,394

David Burns, Global Head of Sales(2)(4)	2014		$301,290	—	—	—	—		$351,444		$652,734

(1)	Pursuant to his Employment Agreement, Mr. Hoechsmann receives an annual base salary of EUR 222,720, and an additional EUR 2,288 bonus paid in December of each year. Furthermore, Mr. Hoechsmann is eligible to participate in any long term incentive compensation plan maintained by ExOne on the terms established from time to time by the Board or the Compensation Committee of the Board. The base salary paid to Mr. Hoechsmann for 2014 have been converted from EUROs to U.S. dollars based on a conversion rate of 1 EURO to 1.21 U.S. Dollars as of December 31, 2014.
(2)	None of Messrs. Burns, Hoechsmann or Smith were named executive officers in 2013.
(3)	Mr. Smith received two grants of restricted stock in 2014: (a) a grant of 5,000 shares of restricted stock on January 2, 2014 in connection with his start of employment with the Company and (b) a grant of 10,000 shares of restricted stock on December 19, 2014.
(4)	Mr. Burns served in the capacity of President and Chief Operating Officer of the Company until December 18, 2014. Mr. Burns is now the Global Head of Sales focusing his sole efforts on the expansion of the Company’s sales initiatives. The Company and Mr. Burns agreed to terminate the Employment Agreement dated June 1, 2012 (the “Employment Agreement”) between the Company and Mr. Burns as a termination without Cause (as defined in the Employment Agreement) and Mr. Burns received $342,872 under the Employment Agreement as severance for a termination without Cause. This amount is included in “All Other Compensation”.
(5)	The amounts disclosed in this column are computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” based on a closing price of our common stock on January 2, 2014 and December 19, 2014 of $62.53 and $15.74, respectively, and using the valuation methodology for equity awards set forth in Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(6)	Includes reimbursement for a car allowance of $6,000 to Mr. Smith and net value of personal use of Company car of $2,572 to Mr. Burns for 2014. Also includes Company contributions to the respective individual accounts of the defined contribution plan (401(k) plan) that is sponsored by the Company as follows: (a) Mr. Rockwell in the amounts of $3,231 in 2014 and $3,231 in 2013, (b) Mr. Smith in the amount of $3,344 in 2014, and (c) Mr. Burns in the amount of $6,000 in 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table sets forth all unvested restricted stock that were awarded to our Named Executive Officers by ExOne under the 2013 Equity Incentive Plan and were outstanding as of December 31, 2014. None of the Named Executive Officers held any unexercised stock options for the purchase of ExOne common shares as of December 31, 2014.

	Stock awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of un- earned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units, or other rights that have not vested ($)(4)
Mr. Rockwell(1)	—	—	2,500	$42,000
Mr. Hoechsmann(2)	—	—	12,500	$210,000
Mr. Smith(3)	—	—	15,000	$252,000
Mr. Burns	—	—	—	—

(1)	Mr. Rockwell was granted 2,500 shares of restricted stock on December 19, 2014, which vest equally in one-third increments on each anniversary date of the date of grant.
(2)	Mr. Hoechsmann was granted 12,500 shares of restricted stock on December 19, 2014, which vest equally in one-third increments on each anniversary date of the date of grant.
(3)	Mr. Smith received two grants of restricted stock in 2014: (a) a grant of 5,000 shares of restricted stock on January 2, 2014 in connection with his start of employment with the Company and (b) a grant of 10,000 shares of restricted stock on December 19, 2014. Each grant of restricted stock vests equally in one-third increments each anniversary date from the date of grant (January 2, 2014 and December 19, 2014, respectively).
(4)	Based on closing price of our common stock on the NASDAQ Global Market on December 31, 2014 of $16.80 per share.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2015, and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of Baker Tilly Virchow Krause, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Baker Tilly Virchow Krause, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ExOne and our stockholders.

Ratification of the appointment of Baker Tilly Virchow Krause, LLP as ExOne’s independent registered public accounting firm for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this matter. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Baker Tilly Virchow Krause, LLP as ExOne’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management the audited financial statements of ExOne included in our Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also reviewed and discussed with Baker Tilly Virchow Krause, LLP, the audited financial statements and the audit results. In addition, the Audit Committee discussed with Baker Tilly Virchow Krause, LLP the matters required to be discussed by AS 16, Communications with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards.

In addition, we received from and discussed with Baker Tilly Virchow Krause, LLP the written disclosures and the letter required by PCAOB Rule 3526, Communication With Audit Committees Concerning Independence, and discussed Baker Tilly Virchow Krause, LLP’s independence with them. Upon completing these activities, the Audit Committee concluded that Baker Tilly Virchow Krause, LLP is independent from ExOne and its management.

ExOne’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in ExOne’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

        Victor Sellier (Chair)

        Raymond J. Kilmer

        Bonnie K. Wachtel

AUDIT FEES AND SERVICES

On October 1, 2014, the Company was notified that the audit practice of ParenteBeard LLC was combined with Baker Tilly Virchow Krause, LLP. As a consequence, on that same date, ParenteBeard LLC resigned as the Company’s independent registered public accounting firm. ParenteBeard LLC’s report of independent registered public accounting firm regarding the Company’s consolidated financial statements for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, and during the subsequent interim period through October 1, 2014, the Company did not have any disagreements with ParenteBeard LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard LLC, would have caused it to make reference to such disagreement in its report. During the years ended December 31, 2013 and 2012 and the subsequent period through October 1, 2014, the Company did not have any “reportable events” as described in Item 304(a)(1)(v) of the SEC’s Regulation S-K.

Prior to engaging Baker Tilly Virchow Krause, LLP on October 1, 2014, the Company did not consult with Baker Tilly Virchow Krause, LLP regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly Virchow Krause, LLP on the Company’s consolidated financial statements, and Baker Tilly Virchow Krause, LLP did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The following table shows the fees paid by the Company in 2014 and 2013 for the audit and other services provided by Baker Tilly Virchow Krause, LLP and its predecessor, ParenteBeard LLC, for those years:

	2014	2013
	(in thousands)
Audit fees	$822	$940
Audit-related fees	—	15
Tax fees	—	—
All other fees	28	25

Total fees	$850	$980

Audit fees for 2014 and 2013 include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and fees associated with the filing of various registration statements. Audit-related fees for 2013 include fees associated with various acquisition related activities. All other fees for 2014 and 2013 include certain agreed upon procedures reports.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm, in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee can pre-approve specified services in defined categories of (i) audit services, (ii) audit-related services, (iii) tax services and (iv) other services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Baker Tilly Virchow Krause, LLP or on an individual case-by-case basis before Baker Tilly Virchow Krause, LLP is engaged to provide a service. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. All of the 2014 and 2013 services described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding common stock ownership by our directors and executive officers and certain beneficial owners. We include beneficial ownership of common stock as of March 16, 2015, when there were 14,521,137 issued and outstanding shares, for each person known by us to beneficially own more than five percent of our common stock, each director (including all nominees for director), each Named Executive Officer, and all directors and executive officers as a group. Unless we otherwise note, each person exercises sole voting and investment power over these shares of common stock.

We determine the number of shares in the table below as beneficially owned by each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power. We also include any shares of common stock that the individual has the right to acquire within 60 days of March 16, 2015 through the exercise of any option, warrant or right.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number	Percent
Directors, Nominees and Named Executive Officers
S. Kent Rockwell(2)	3,165,127	21.8%
David J. Burns	259,000	1.8%
Rainer Hoechsmann(3)	213,500	1.5%
John Irvin(4)	254,500	1.8%
Raymond J. Kilmer(5)	7,250	*
Hans J. Sack(6)	8,500	*
Victor Sellier(7)	10,250	*
Lloyd A. Semple(8)	15,050	*
Brian Smith(9)	15,000	*
William F. Strome	—	—
Bonnie K. Wachtel(10)	7,250	*
All Directors/Executive Officers as a group (12 persons)	4,041,428	27.8%

Certain Beneficial Owners
Novel Century Ventures Limited(11)	1,397,764	9.6%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of our beneficial owners is 127 Industry Boulevard, North Huntingdon, Pennsylvania 15642.
(2)	Includes 2,784,177 shares held by Rockwell Forest Products, Inc. (“RFP”). S. Kent Rockwell is deemed to have beneficial ownership of the shares as the beneficiary of the S. Kent Rockwell Revocable Trust, which is the indirect, sole stockholder of RFP. Also includes 378,450 shares held by the S. Kent Rockwell Foundation (“Foundation”). Mr. Rockwell serves as the president and a member of the Board of Directors of the Foundation and shares voting and dispositive power over these shares. Also includes 2,500 shares of unvested restricted stock owned directly by Mr. Rockwell, over which Mr. Rockwell has sole voting power and no dispositive power. Amount does not include common shares owned by the S. Kent Rockwell 1997 Irrevocable Trust. S. Kent Rockwell disclaims beneficial ownership of shares held by the S. Kent Rockwell 1997 Irrevocable Trust.
(3)	Includes 12,500 shares of unvested restricted stock, over which Mr. Hoechsmann has sole voting power and no dispositive power.
(4)	Includes (a) 3,000 shares held by Mr. Irvin’s wife, over which Mr. Irvin and his wife share voting and dispositive power, (b) 100,000 shares held by 20/20 Holdings, LLC, a limited liability company owned by Mr. Irvin and his wife, over which Mr. Irvin and his wife share voting and dispositive power, and (c) 2,500 shares of unvested restricted stock owned directly by Mr. Irvin, over which Mr. Irvin has sole voting power and no dispositive power.
(5)	Includes 4,334 shares of unvested restricted stock, over which Mr. Kilmer has sole voting power and no dispositive power.

(6)	Mr. Sack served as a member of the Board from December 17, 2014 until March 10, 2015, and he currently serves as the President of the Company. This amount includes 8,500 shares of unvested restricted stock, over which Mr. Sack has sole voting power and no dispositive power.
(7)	Includes 4,334 shares of unvested restricted stock, over which Mr. Sellier has sole voting power and no dispositive power.
(8)	Includes 300 shares held by Mr. Semple’s spouse over which Mr. Semple and his spouse share voting and dispositive power. Also includes 4,334 shares of unvested restricted stock, over which Mr. Semple has sole voting power and no dispositive power.
(9)	Includes 13,334 shares of unvested restricted stock, over which Mr. Smith has sole voting power and no dispositive power.
(10)	Includes 4,334 shares of unvested restricted stock, over which Ms. Wachtel as sole voting power and no dispositive power.
(11)	Novel Century Ventures Limited (“Novel”) has sole voting and dispositive power, and Mega Fame Holdings Limited (“Mega”) and Ms. Tu Guihua (together with Novel and Mega, the “Reporting Persons”) have shared voting and dispositive power, over the listed shares. Novel is a wholly owned subsidiary of Mega and Ms. Guihua owns all of the issued and outstanding capital stock of Mega. The address for Novel and Mega is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The address for Ms. Guihua is Rm. 24-2, Bld 10, Project B, Huaguoyuan, Nanming District Guiyang, Guizhou Province, China. This information is based solely on the Reporting Persons’ most recent Statement on Schedule 13G filed with the SEC dated September 15, 2014, updated for shares outstanding as of March 16, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires persons who own more than ten percent of a registered class of our equity securities and our directors and executive officers to file with the SEC initial reports of ownership and reports in changes in ownership of any ExOne equity securities. Except as set forth below, based upon a review of filings with the SEC and written representations from our directors and executive officers, we believe that all of our ten percent holders, directors and executive officers complied during the year ended December 31, 2014, with the reporting requirements of Section 16(a) of the Exchange Act. Novel Century Ventures Limited filed one Form 4, reporting one transaction, on an untimely basis.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

JOELLEN LYONS DILLON

Executive Vice President, Chief Legal Officer and

Corporate Secretary

March 26, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

THE EXONE COMPANY

May 4, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The proxy statement and Company’s 2014 Annual Report to stockholders are available at HTTP://WWW.ASTPROXYPORTAL.COM/AST/18123/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” each of the nominees listed and “FOR” proposal number 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			1.	Election of seven (7) members of the Board of Directors:

					FOR	AGAINST	ABSTAIN
				S. Kent Rockwell	☐	☐	☐

				John Irvin	☐	☐	☐

				Raymond J. Kilmer	☐	☐	☐

				Victor Sellier	☐	☐	☐

				Lloyd A. Semple	☐	☐	☐

				William F. Strome	☐	☐	☐

				Bonnie K. Wachtel	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			2.	Ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.	☐	☐	☐

The Board of Directors has established the close of business on Friday, March 6, 2015 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:			Signature of Stockholder		Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

THE EXONE COMPANY

127 Industry Boulevard

North Huntingdon, Pennsylvania 15642

This Proxy is Solicited on Behalf of the

Board of Directors of the Company

The undersigned stockholder hereby appoints S. Kent Rockwell, Brian Smith and JoEllen Lyons Dillon, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to vote all of the shares of common stock of The ExOne Company (the “Company”) that the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Monday, May 4, 2015, at 10:00 a.m. Eastern Daylight Time, and at any and all adjournments thereof, on any matters that properly come before the meeting.

The shares represented by this proxy will be voted as directed by the undersigned on the reverse side. If not otherwise specified, shares will be voted in the election of directors FOR the nominees listed and FOR proposal number 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

(Continued and to be signed on the reverse side.)